Exhibit 99.1

Insituform Technologies, Inc. Reports 66% Improvement in Third Quarter 2008 Income from Continuing Operations from Third Quarter 2007

Chesterfield, MO – October 23, 2008 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported third quarter income from continuing operations of $7.8 million, or $0.28 per diluted share, representing a 66.5 percent increase from the third quarter of 2007, when income from continuing operations was $4.7 million, or $0.17 per diluted share.

For the first nine months of 2008, income from continuing operations was $13.7 million, or $0.49 per diluted share, compared to $3.8 million, or $0.14 per diluted share, in the first nine months of 2007.

In the third quarter of 2008, discontinued operations reported a net loss of $1.1 million, or $0.04 per diluted share, relating primarily to legal costs incurred in the pursuit of certain project and other business claims and an unfavorable adjustment to a previously recorded contract claim that was resolved during the third quarter of 2008.

Third quarter net income was $6.7 million, or $0.24 per diluted share.  This compares to $4.5 million, or $0.16 per diluted share, for the third quarter of 2007.  For the first nine months of 2008, net income was $12.0 million, or $0.43 per diluted share, compared to a net loss of $7.6 million, or $0.28 per share, in the first nine months of 2007.  In the first quarter of 2007, the Company announced the closure of its tunneling business and recorded pre-tax charges of $16.8 million, or $11.8 million after-tax, an impact of $0.43 per diluted share.

Joe Burgess, President and Chief Executive Officer, commented, “These results are indicative of the real progress that has been made in our North American Sewer Rehabilitation operations over the past months.  We are delivering stronger operating profits due to our intense focus on project execution and the reduction of our fixed cost base in our field operations.  Our Energy and Mining business, previously known as Tite Liner®, contributed significantly to our success again this quarter, with 31 percent top- and bottom-line growth from last year.  I continue to strongly believe that there is significant opportunity for growth and strong returns on investment in the oil and gas services sector, and we are positioning the Company to take advantage of these opportunities.”

“I am also very satisfied with the progress we are making in our Indian joint venture, with $21 million of recently announced new project awards, coupled with $35 million in previously awarded work.  We expect business will be a solid contributor to our profits in 2009.  Our Insituform Blue® water pipeline rehabilitation business has made solid progress and contributed modest operating profits during the third quarter.  We also have made significant strides during 2008 in setting a strategic path forward for Insituform to achieve stronger and more consistent financial performance and better returns for our stockholders.”

“Beginning with this press release, we are providing expanded disclosure of our business segmentation.  We have realigned our financial reporting into five reportable business segments – North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation, and Energy and Mining.  The first four reportable segments were previously aggregated as our Rehabilitation segment.   Our previous Tite Liner reportable segment has been renamed Energy and Mining.   We believe that this expanded segment disclosure will provide much improved transparency into our business and greater insight into our results.  We also believe that this segmentation will be helpful in articulating our strategic direction to our investors.  Our Form 10-Q for the third quarter will include all our segment disclosures under this new structure.”

“Today, we filed a shelf registration statement for the issuance of up to $250 million in securities, which could include debt securities, common stock, preferred stock or warrants.   We believe that this registration will allow us to move quickly on an equity or debt offering to take full advantage of the appropriate opportunities in the marketplace, as they become available to us.”

Consolidated revenues in the third quarter of 2008 were $137.9 million, a 9.8 percent increase over the third quarter of 2007.  Revenue growth came from all segments of our business in the quarter, driven primarily by Water Rehabilitation, coupled with our operations in India (Asia-Pacific Sewer Rehabilitation), and strong growth in third-party product sales in North America (North American Sewer Rehabilitation).  Revenues increased only slightly in our North American Sewer Rehabilitation contracting business in the third quarter of 2008 compared to the third quarter of 2007, due principally to continued flat market conditions. Current soft market conditions in the U.S sewer rehabilitation market are anticipated to remain relatively unchanged for the foreseeable future, due to the difficult economic climate that persists throughout the country.  Our European Sewer Rehabilitation segment experienced 8.0 percent revenue growth compared to the third quarter of 2007; however, much of this growth was driven by strong foreign currencies versus the U.S. dollar.  Water Rehabilitation revenues increased dramatically from a year ago, primarily due to work completed on the Madison Avenue project in New York City.  We also completed a larger number of water projects throughout North America in the third quarter of 2008 as compared to the same quarter last year, due to increased workable backlog.  Our Energy and Mining segment (formerly the Tite Liner segment) experienced revenue growth of $3.2 million, or 30.8 percent, compared to the prior year quarter, with each of its primary geographic locations showing improved results over the prior quarter.

Consolidated gross profit for the third quarter of 2008 increased $6.6 million, or 25.7 percent, from the same period in 2007. Gross profit was primarily impacted by the increase in margins in our North American Sewer Rehabilitation segment, as a result of improved project execution and lower fixed crew costs, partially offset by commodity price increases, including gasoline and resin.  Gross profit and margins were also boosted by increased third-party product sales in North America.  Our European Sewer Rehabilitation segment experienced a decrease in margins due to operations in several countries experiencing pricing pressures from competition and difficult market conditions.  Gross margins in our Asia-Pacific Sewer Rehabilitation segment declined, principally due to a large majority of revenue being driven by contracting revenues in India related to early-stage cleaning contracts during the third quarter of 2008, whereas, third quarter 2007 revenues were primarily tube and equipment sales, which carried higher margins.  Water Rehabilitation gross profit improved 568 percent to $1.3 million, primarily as a result of work being completed in New York.   Revenue growth drove improved profitability in our Energy and Mining segment in the third quarter of 2008, while gross margins were somewhat lower in the third quarter of 2008 as compared to the same period in 2007, due to increased project work in Chile in 2008, where margins are traditionally lower.  In addition, we performed work in Australia during the third quarter of 2008, which had a high amount of subcontract work at lower margins.

Consolidated operating expenses in the third quarter of 2008 increased by $0.3 million, or 1.4 percent, to $21.9 million from $21.6 million in the third quarter of 2007.  Approximately $0.3 million of the expenses in the 2008 third quarter related to the impact of higher foreign currency exchange rates versus the U.S dollar from one year ago.  This impact was felt across the North American, European Sewer Rehabilitation and Energy and Mining segments.  In addition, we experienced an increase of approximately $0.6 million related to the growth of our Water Rehabilitation segment.  Direct field expenses within our North American Sewer Rehabilitation business decreased by $0.4 million due to our continued rationalization of fixed costs and overhead.

Consolidated operating income in the third quarter of 2008 was $10.3 million, representing an increase of $6.3 million, or 156.7 percent, from the third quarter of 2007.

Discontinued operations experienced a net loss of $1.1 million, or $0.04 per diluted share, during the quarter, relating primarily to legal fees and an unfavorable claim adjustment resulting from a final arbitration award issued in August 2008.  Our final award amount was $1.7 million as compared to the recorded claim and associated receivables of $2.2 million.  We expect that this award will be collected in the fourth quarter of 2008.  All tunneling projects have been substantially completed, and only minor warranty or subcontracted work remains before final completion.  At September 30, 2008, receivables, including retention, totaled $11.9 million, of which $7.3 million are currently being held in connection with five active claim negotiations or litigation.  The total potential of all claims approximated $12.9 million at September 30, 2008, of which $4.5 million has been recorded.  While there can be no certainty, the claims proceedings are expected to conclude within the next twelve months, and we believe that the receivables, along with the final awarded claims, will be collected.  We anticipate that for the next few quarters, there will be continued costs associated with the pursuit of these claims, as well as costs associated with a number of defensive lawsuits involving discontinued operations. Approximately $3.4 million in equipment remained as of September 30, 2008, and we continue to pursue the sale of the equipment through a variety of sources.

In the third quarter of 2007, we recorded a smaller net loss of $0.2 million, or $0.01 per diluted share, in discontinued operations which resulted from strong revenue and gross profit from a number of projects in their late stages.

Net income of $6.7 million in the third quarter of 2008, represented an increase of $2.2 million, or 48.4 percent, from the $4.5 million recorded in the third quarter of 2007.

For the first nine months of 2008, consolidated revenues increased $33.8 million, or 9.2 percent, to $399.4 million from $365.6 million in the same period of 2007.  Gross profit increased $16.2 million, or 21.8 percent, to $90.2 million compared to the same period of 2007.  Gross profit increased in each of our five reportable segments for the nine months ended September 30, 2008 versus the same period in 2007.  The primary factors driving improved performance in the third quarter were also responsible for increased profitability during the nine months ended September 30, 2008, versus the same period in 2007.  Operating expenses increased $0.6 million, or 0.9 percent, to $70.5 million compared to the same period of 2007.  This increase in operating expenses includes $1.7 million in expenses related to the proxy contest in the first half of 2008; excluding these expenses, operating expenses would have declined by $1.1 million.  Operating expenses increased by approximately $1.4 million in the first nine months of 2008 relating to growth initiatives in our Asia-Pacific and Water Rehabilitation businesses.  In addition, operating expenses in our European Sewer Rehabilitation business increased by $2.2 million due to restructuring costs in certain regional operations and the addition of a new Vice President of the European Group Operations, coupled with stronger foreign currencies against the U.S. dollar.  On a consolidated basis, higher foreign currency exchange rates versus the U.S. dollar increased operating expenses by approximately $1.6 million.  Partially offsetting these increases were decreases in operating expenses of our North American Sewer Rehabilitation business of $3.3 million.  We experienced approximately $2.7 million in decreases in our corporate support costs, which were allocated across all segments, but principally benefited the North American Sewer Rehabilitation segment.  As a result of the foregoing, consolidated operating income increased $15.5 million, or 367.3 percent, to $19.7 million for the nine months ended September 30, 2008 compared to the prior year period.

For the first nine months of 2008, net income from continuing operations increased $9.9 million, or 259.3 percent, to $13.7 million, or $0.49 per diluted share, from $3.8 million, or $0.14 per diluted share, in the first nine months of 2007.

Total contract backlog improved to $292.9 million at September 30, 2008 compared to $289.8 million at June 30, 2008.  The September 30, 2008 level of backlog was significantly higher than total contract backlog of $259.0 million and $224.6 million at December 31, 2007 and September 30, 2007, respectively.

Contract backlog in North American Sewer Rehabilitation at September 30, 2008 was $178.5 million.  This represented a $6.9 million, or 3.7 percent, decrease from backlog at June 30, 2008.  As compared to December 31, 2007 and September 30, 2007, North American Sewer Rehabilitation experienced an increase in contract backlog of $18.6 million, or 11.6 percent, and $13.8 million, or 8.4 percent, respectively, despite continued weak market conditions.  The U.S sewer rehabilitation market continues to be flat and, while there can be no certainty, it appears that the current market conditions will persist for the foreseeable future.

Contract backlog in European Sewer Rehabilitation was $30.6 million at September 30, 2008.  This represented a decrease of $4.3 million, or 12.3 percent, compared to June 30, 2008.  Approximately $3.6 million of this decrease was due to weaker foreign currencies against the U.S. dollar that prevailed at the end of the third quarter of 2008.  The remainder of the decrease was principally due to lower backlog in Poland due principally to timing of project bids and awards.  As compared to December 31, 2007 and September 30, 2007, European Sewer Rehabilitation experienced a decrease in contract backlog of $5.0 million, or 14.0 percent, and $11.0 million, or 26.3 percent, respectively.

As recently announced, we secured an additional $21 million in sewer rehabilitation contracts in India, bringing total contract backlog in India to $53.6 million at September 30, 2008.  This compares to $33.2 million in backlog at June 30, 2008 and $35.1 million at December 31, 2007.  There was no contract backlog one year ago in this segment.  During the third quarter of 2008, work in India progressed slowly, as cleaning of the pipes continued.  Lining of the pipes will begin in the next month, and activity will ramp up over the coming quarters.  The Indian market continues to be very robust, and we expect growth to continue as we gain momentum with sales penetration in the major Indian cities.

Water Rehabilitation contract backlog was $6.7 million at September 30, 2008 compared to $11.6 million at June 30, 2008.  New orders for the quarter were low at $1.0 million due primarily to timing of project awards.  Revenues for the third quarter of 2008 were the strongest on record for the short history of this business operation.  Approximately $1.9 million of the contract backlog at September 30, 2008 related to the ongoing project work in New York City which, by design, will resume in early 2009. Prospects for new orders and growth in this segment continue to be robust, and we expect to see growth in backlog over the coming quarters.

Energy and Mining contract backlog at September 30, 2008 decreased from the prior quarter end by $1.3 million to $23.4 million due to strong revenue performance during the third quarter.  As compared to December 31, 2007, backlog decreased by $2.8 million, or 10.8 percent.  However, as compared to September 30, 2007, backlog improved by $7.1 million, or 43.2 percent, from $16.3 million.  Notwithstanding the recent decrease in backlog, prospects remain strong in this segment, and we believe that recent growth trends will continue for the foreseeable future.

Unrestricted cash decreased slightly during the third quarter of 2008 to $90.1 million, from $93.2 million at June 30, 2008, as a result of increased working capital needs during the third quarter of 2008.  Unrestricted cash increased from $79.0 million at December 31, 2007 due to overall improved working capital management and the collection of $4.5 million in the first quarter of 2008 from the CAT Contracting patent infringement litigation settlement.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, the Insituform® logo, Insituform Blue®, Tite Liner® and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:          Insituform Technologies, Inc.
David A. Martin, Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$ 137,877	$ 125,640	$ 399,390	$ 365,591
Cost of revenues	105,655	100,000	309,152	291,519
Gross profit	32,222	25,640	90,238	74,072
Operating expenses	21,948	21,638	70,494	69,846
Operating income	10,274	4,002	19,744	4,226
Other income (expense):
Interest income	823	689	2,410	2,348
Interest expense	(1,161)	(1,331)	(3,546)	(4,139)
Other	(68)	475	937	1,043
Total other expense	(406)	(167)	(199)	(748)
Income before taxes on income	9,868	3,835	19,545	3,478
Taxes on income (tax benefits)	2,035	(654)	4,842	(604)
Income before minority interests and equity in earnings (losses) of affiliated companies	7,833	4,489	14,703	4,082
Minority interests	(393)	(120)	(726)	(252)
Equity in earnings (losses) of affiliated companies	351	311	(243)	(8)
Income from continuing operations	7,791	4,680	13,734	3,822
Loss from discontinued operations, net of tax	(1,139)	(198)	(1,744)	(11,421)
Net income (loss)	$ 6,652	$ 4,482	$ 11,990	$ (7,599)

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.28	$ 0.17	$ 0.50	$ 0.14
Loss from discontinued operations	(0.04)	(0.01)	(0.06)	(0.42)
Net income (loss)	0.24	0.16	0.44	(0.28)
Diluted:
Income from continuing operations	$ 0.28	$ 0.17	$ 0.49	$ 0.14
Loss from discontinued operations	(0.04)	(0.01)	(0.06)	(0.42)
Net income (loss)	$ 0.24	$ 0.16	$ 0.43	$ (0.28)

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
North American sewer rehabilitation	$ 89,346	$ 88,258	$ 257,495	$ 261,455
European sewer rehabilitation	27,055	25,057	79,313	68,216
Asia-Pacific sewer rehabilitation	1,768	670	5,459	783
Water rehabilitation	5,917	1,108	9,738	2,241
Energy and mining	13,791	10,547	47,385	32,896
Total revenues	$ 137,877	$ 125,640	$ 399,390	$ 365,591

Gross profit:
North American sewer rehabilitation	20,184	15,226	56,405	45,188
European sewer rehabilitation	5,941	6,320	15,936	15,130
Asia-Pacific sewer rehabilitation	614	394	1,699	444
Water rehabilitation	1,263	189	1,692	320
Energy and mining	4,220	3,511	14,506	12,990
Total gross profit	$ 32,222	$ 25,640	$ 90,238	$ 74,072

Operating income (loss):
North American sewer rehabilitation	$ 6,757	$ 1,444	$ 11,910	$ (2,586)
European sewer rehabilitation	347	1,113	(1,084)	324
Asia-Pacific sewer rehabilitation	368	(11)	722	(214)
Water rehabilitation	482	(322)	(780)	(1,099)
Energy and mining	2,320	1,778	8,976	7,801
Total operating income	$ 10,274	$ 4,002	$ 19,744	$ 4,226

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog(1)	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007

North American sewer rehabilitation	$ 178.5	$ 185.4	$ 160.0	$ 164.7
European sewer rehabilitation	30.7	34.9	35.6	41.6
Asia-Pacific sewer rehabilitation	53.6	33.2	35.1	0.0
Water rehabilitation	6.7	11.6	2.1	2.0
Energy and mining	23.4	24.7	26.2	16.3
Total	$ 292.9	$ 289.8	$ 259.0	$ 224.6

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	September 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$ 90,062	$ 78,961
Restricted cash	2,058	2,487
Receivables, net	96,893	85,774
Retainage	22,858	23,444
Costs and estimated earnings in excess of billings	43,737	40,590
Inventories	17,436	17,789
Prepaid expenses and other assets	31,615	28,975
Current assets of discontinued operations	17,093	31,269
Total current assets	321,752	309,289
Property, plant and equipment, less accumulated depreciation	71,977	73,368
Other assets
Goodwill	122,437	122,560
Other assets	24,457	26,532
Total other assets	146,894	149,092
Non-current assets of discontinued operations	7,157	9,391

Total Assets	$ 547,780	$ 541,140

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and line of credit	$ 1,523	$ 1,097
Accounts payable and accrued expenses	99,430	87,935
Billings in excess of costs and estimated earnings	8,244	8,602
Current liabilities of discontinued operations	4,361	14,830
Total current liabilities	113,558	112,464
Long-term debt, less current maturities	65,000	65,000
Other liabilities	4,372	7,465
Non-current liabilities of discontinued operations	874	953
Total liabilities	183,804	185,882
Minority interests	3,222	2,717

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 27,929,533 and 27,420,623	279	275
Additional paid-in capital	107,901	104,332
Retained earnings	250,966	238,976
Accumulated other comprehensive income	1,608	8,958
Total stockholders’ equity	360,754	352,541

Total Liabilities and Stockholders’ Equity	$ 547,780	$ 541,140

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$ 11,990	$ (7,599)
Loss from discontinued operations	1,744	11,421
Income (loss) from continuing operations	13,734	3,822
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	12,973	11,950
Gain on sale of fixed assets	(1,452)	(2,401)
Equity-based compensation expense	3,555	3,005
Deferred income taxes	710	(5,114)
Other	1,669	(1,505)
Changes in operating assets and liabilities:
Restricted cash	327	(1,404)
Receivables net, retainage and costs and estimated earnings in excess of billings	(20,510)	(2,556)
Inventories	(55)	(371)
Prepaid expenses and other assets	(4,457)	(7,470)
Accounts payable and accrued expenses	8,883	(7,984)
Net cash provided by (used in) operating activities of continuing operations	15,377	(10,028)
Net cash provided by (used in) operating activities of discontinued operations	(1,341)	4,173
Net cash provided by (used in) operating activities	14,036	(5,855)

Cash flows from investing activities:
Capital expenditures	(11,085)	(12,462)
Proceeds from sale of fixed assets	1,521	2,182
Net cash used in investing activities of continuing operations	(9,564)	(10,280)
Net cash provided by (used in) investing activities of discontinued operations	1,339	(4,175)
Net cash used in investing activities	(8,225)	(14,455)

Cash flows from financing activities:
Proceeds from issuance of common stock	256	2,496
Additional tax benefit from stock option exercises recorded in additional paid-in capital	-	148
Proceeds from notes payable	2,580	2,648
Net proceeds from line of credit	-	5,000
Principal payments on notes payable	(2,154)	(1,921)
Principal payments on long-term debt	-	(15,768)
Net cash provided by (used in) financing activities	682	(7,397)
Effect of exchange rate changes on cash	4,608	9,326
Net increase (decrease) in cash and cash equivalents for the period	11,101	(18,381)
Cash and cash equivalents, beginning of period	78,961	96,393
Cash and cash equivalents, end of period	$ 90,062	$ 78,012